Exhibit 99.1

VISHAY INTERTECHNOLOGY IMPLEMENTS RESTRUCTURING ACTIONS

- Restructuring Actions Taken as Company Executes Vishay 3.0 Growth Strategy -

MALVERN, PENNSYLVANIA – September 24, 2024 – Vishay Intertechnology, Inc. (NYSE: VSH), one of the world's largest manufacturers of discrete semiconductors and passive components, today announced that it is implementing restructuring actions designed to optimize the Company’s manufacturing footprint and streamline business decision making as it executes its Vishay 3.0 growth strategy.
The restructuring actions will be implemented in phases and include:
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Selling, general, and administrative functions will be streamlined beginning immediately and through 4Q 2025, resulting in severance payments to approximately 170 employees, or 6% of the SG&A workforce.

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The closure of three manufacturing facilities. A Diodes segment back-end facility in Shanghai, China is expected to be closed by the end of 2026 with production transfers completed in phases beginning 4Q 2025.  In addition, two small facilities in the Resistors segment in Fichtelberg, Germany, and in Milwaukee, Wisconsin, are expected to be closed in 2026. As a result of these facility closures, Vishay will reduce its direct labor by approximately 365 employees, or 2% of its total manufacturing labor workforce.

•	Various changes in manufacturing operations and production transfers, which will result in severance payments to approximately 260 employees.
The Company expects to incur pre-tax cash charges of approximately $38 to $42 million, primarily related to severance costs, as a result of these programs, mostly in 3Q 2024. Once the program is fully implemented by the end of 2026, Vishay expects to realize annualized cost savings of at least $23 million of which approximately $12 million is expected to be in selling, general and administration expenses. The Company expects to realize immediate annualized cost savings of approximately $9 million. Beginning 1Q 2025, the Company expects to realize approximately $12 million in annualized cost savings.
“As we implement Vishay 3.0, reshaping the Company and preparing for our next phase of growth, we continuously task ourselves with identifying opportunities to best foster a business minded approach to decision making, further enhance our customer first focus and improve cost efficiencies,” said Joel Smejkal, Vishay's President and Chief Executive Officer. “With that in mind, we are undertaking these restructuring actions in part to eliminate barriers to execution and to intensify the sense of urgency. We’re also taking our first step to optimize our global manufacturing footprint, closing smaller single product line facilities and moving toward campus manufacturing structures with multiple product lines. Collectively, these actions will help us execute our five-year growth strategy to accelerate our revenue growth rate, expand profitability and drive higher returns.”
The Company's estimates of the costs related to its cost reduction programs and anticipated annual savings represent its current best estimates.  However, such estimates are preliminary and subject to change as the Company implements these programs.

About Vishay
Vishay manufactures one of the world’s largest portfolios of discrete semiconductors and passive electronic components that are essential to innovative designs in the automotive, industrial, computing, consumer, telecommunications, military, aerospace, and medical markets. Serving customers worldwide, Vishay is The DNA of tech®. Vishay Intertechnology, Inc. is a Fortune 1,000 Company listed on the NYSE (VSH). More on Vishay at www.Vishay.com.

Forward-Looking Statements
Statements contained herein that relate to the Company's future performance and operations, including costs related to its cost reduction programs, timing of the programs and anticipated annual savings, and  manufacturing structures are forward-looking statements within the safe harbor provisions of Private Securities Litigation Reform Act of 1995. Words such as "believe," "estimate," "will be," "will," "would," "expect," "anticipate," "plan," "project," "intend," "could," "should," or other similar words or expressions often identify forward-looking statements. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions, many of which are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results, performance, or achievements may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; manufacturing or supply chain interruptions or changes in customer demand due to political, economic, and health instability and military conflicts and hostilities; delays or difficulties in implementing our cost reduction strategies; delays or difficulties in expanding our manufacturing capacities; an inability to attract and retain highly qualified personnel; changes in foreign currency exchange rates; uncertainty related to the effects of changes in foreign currency exchange rates; competition and technological changes in our industries; difficulties in new product development; difficulties in identifying suitable acquisition candidates, consummating a transaction on terms which we consider acceptable, and integration and performance of acquired businesses; changes in U.S. and foreign trade regulations and tariffs, and uncertainty regarding the same; changes in applicable domestic and foreign tax regulations, and uncertainty regarding the same; changes in applicable accounting standards and other factors affecting our operations that are set forth in our filings with the Securities and Exchange Commission, including our annual reports on Form 10-K and our quarterly reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The DNA of tech® is a registered trademark of Vishay Intertechnology.

Contact:
Vishay Intertechnology, Inc.
Peter Henrici
Executive Vice President, Corporate Development
+1-610-644-1300